Exhibit 99.2

Dear Shareholders:

Transformational.

That is the word that best describes our Fiscal Year ended March 31, 2013, as well as several subsequent events.  During the past year we have set about transforming much of our company – including our capital structure, our balance sheet, our distribution model, much of our product line and even our supply chain.  I believe that these changes make AeroGrow a company poised for growth, both on the top and the bottom lines.

I am proud of the work we have done as a company over the past several years. We have reversed significant losses, dramatically improved our gross margin, eliminated under-performing sales channels that strained our capital resources, brought the company’s overhead in-line with our business size and posted the company’s first ever annual EBITDA profit in Fiscal 2012.

However, it has been clear that more needs to be done to make AeroGrow the growing, profitable company we all want it to be.  Thus FY 2013 became a year of transformation – one in which we knew we would likely have to take a short term step back in order to put us on the proper track for long-term growth.

This transformation began in the spring of 2012 as we invested heavily in three critical business development initiatives designed to spur long term growth:

•
We developed and launched the first new AeroGarden product in over five years.  During FY ’13 we spent more than $500,000 in the development and tooling of what is a truly revolutionary indoor garden and our platform for innovation moving forward.  The AeroGarden ULTRA was launched last November and quickly gained consumer acceptance and became our best selling garden.

•
We increased our media spend by over $300,000 vs. the prior year and shifted the focus of this spend to attract more new customers into the AeroGarden franchise to promote long term growth.  This resulted in a reduction in the efficiency of our media (the amount of sales we generate per dollar of media spent), but opened new sources to reach consumers.

•
We also modified our sales distribution model in a subtle but important way to begin targeting selected channels outside of our Direct-to-Consumer model.  The result was impressive as we sold about $800,000 in AeroGarden products at Amazon.com in just a little over a month beginning last November – and the sales trend has continued upward with Amazon this spring.  Overall, sales through our retail channels increased by nearly 25% year over year during FY ‘13.

The combined effect of these efforts resulted in a year in which both sales and earnings were down from the prior year, but in line with our expectations.  We reported an EBITDA loss of $758K down from a $298K EBITDA profit in the previous fiscal year, and a significant improvement over the almost $3 million EBITDA loss for the fiscal year ended March 31, 2011.  The decrease in profitability was due to a 10 percent decline in overall sales combined with the increased forward-looking business development activities I touched on above.  The sales decline was largely a result of the lower efficiency of our media along with some key “out of stock” inventory items that we had in early December due to a strike at the Ports of Los Angeles and Long Beach which delayed receipt of a number of containers of critical goods at the height of our Christmas selling season.  We also wrote down a modest amount of inventory (just under $100,000 – namely packaging that won’t be of use to us as we re-brand the product, which I’ll talk about more later in this letter).

Obviously we’re disappointed whenever our sales or earnings have to take a step back, but we were prepared for this possible outcome as we embarked on the steps that we felt had to be taken in order to ensure our longer term growth.  And these efforts set the stage for what then became the most important of our transformations, which began taking shape during the fourth quarter of FY ’13 and culminated as a subsequent event in April with a broad strategic alliance between AeroGrow and The Scotts Miracle-Gro Company.  Scotts is the world’s largest marketer of branded consumer products for lawn and garden care with nearly $3 billion in annual worldwide sales.

There are three basic components of the deal:

1.
Scotts made a $4.5MM cash infusion into AeroGrow in exchange for certain IP assets and about a 31% stake in the company.   Approximately $4.0 MM of this investment was in our Series B Preferred Stock, which has a conversion price of $1.51 per share – which represented a 48 percent premium over the 60 day trading average of our stock prior to the deal being announced.  In addition, Mr. Chris Hagedorn of Scotts has joined our Board of Directors.

2.
Second, AeroGrow gains access to the tools it needs to pursue a robust growth strategy. In addition to the significant working capital infusion from Scotts, there are several other critical aspects of the deal for AeroGrow:

•	We gain the rights to use the globally recognized and highly trusted Miracle-Gro brand name.

•
Scotts also wants to support us in growing our Direct-to-Consumer business.  AeroGrow will be able to market directly to Scotts’ database of millions of consumers with e-mails, catalogs, etc. that introduce them to indoor gardening in general and the AeroGarden specifically.

•
Scotts obviously has tremendous access to some of the largest retailers in the world – including The Home Depot, Lowe’s, Costco and others.  Scotts is lending their support in introducing us to these companies and helping us position the product so that the AeroGarden might be prominently featured in these stores and on their web sites.  And Scotts’ support goes beyond just access to these retailers in that they are making their network of marketing specialists available to assist in store placement so that we give the product the very best possible chance to be highly visible and achieve optimal sell through.

•
Scotts will also provide AeroGrow with a broad base of support in marketing, product placement and sales distribution, supply chain, R&D, and sourcing.  We also retain the exclusive rights to our hydroponic IP.

•
Finally, Scotts is a global company with access to world-wide markets.  As a result I think you can anticipate that they will help in bringing the AeroGarden to key foreign markets that have been relatively untapped due to our previous capital constraints.

3.
And the final element of the deal is that Scotts has made an investment in AeroGrow for both the short and long term.  The short term support calls for Scotts to make the $4.5 Million infusion in working capital and the various marketing and operational support initiatives.  Over the longer term, they have secured warrants that will allow them to gain a control stake in the company, at their option, exercisable over five year period from 2016 - 2021.  The exercise price is based on a detailed formula that increases as our sales increase, with the price of the common shares being allowed to float in the market with no ceiling.  We are working to finalize the complex accounting that requires us to obtain certain valuations for this transaction and will book any appropriate entries in the first quarter of FY ’14.

I also want to make sure that an important element of the deal is not overlooked.  As a result of the cash infusion by Scotts, we were able to negotiate an elimination of the remaining long-term debt with a Chinese supplier.  This debt – which has lingered since 2008 – was settled for about 55 cents on the dollar, and leaves the company with minimal long-term debt on our balance sheet consisting of only two, small self-liquidating debt instruments that will be paid down to literally zero over about the next nine months.  At that time, AeroGrow will be completely free of any long term debt due third parties – a remarkable achievement from where the company found itself just over a year ago.

So…what does it all mean for our company and our stakeholders?  And what’s next for AeroGrow?

I hope you’ll agree with my assessment that this truly is a transformational time for AeroGrow.  As I noted earlier, I am extremely proud of the progress that we’ve made.   However, there has been one key element of our turnaround that has yet to be accomplished – sales growth.  And it has been clear to me that until we achieved top line growth…we were never going to be able to adequately drive our bottom line.

We have always been confident that there is plenty of demand for the AeroGarden product line – we simply haven’t had the capital to effectively unlock these sales.  This lack of capital has constrained us in many ways, from developing new products to procuring adequate inventories to investing in media to create awareness and ultimately sales.  Now, with the infusion of capital we’ve received and with the general recognition of the Miracle-Gro brand and Scotts’ ability to get us in front of millions of new consumers, I believe that we are in a position to truly drive sales.  And due to the work we’ve already done with respect to margin improvement, “right sizing” our overhead and generating significant efficiencies in the operating of our business, I believe that over time we will see a meaningful amount of any sales growth we generate drop directly to the bottom line.

I do want to caution that it’s going to take at least six months before we can really begin taking full advantage of this new partnership.  We are in the process of re-branding all of our products as the “Miracle-Gro AeroGarden” – a process that will take several months from design to products actually being produced and packaged with the new branding and housed in our warehouse and ready to ship.  We anticipate that all of this will be done with products flowing into our warehouse by approximately October…in plenty of time for Christmas 2013.

In the meantime, we’ve begun the process of selling to select retail accounts – and I’m pleased to say that the reception we’ve received has been outstanding.  Beginning in the next few months you will see our products–at such major retailers as Costco, The Frontgate Catalog, The Home Depot, and others–at least on a test basis.  We also plan a significant expansion of our relationship with Amazon and will continue to aggressively develop our own Direct-to-Consumer business.

I have been asked why – after our successful efforts to exit the retail channel several years ago – are we now returning to it?  The answer is that the AeroGarden always sold well at retail…the Company just didn’t have sufficient capital to support this channel in a broad sense, so our Direct-to-Consumer strategy proved to be an efficient and low cost way to drive sales.  Our current strategy calls for us to continue developing our Direct-to-Consumer business while pursuing select, targeted retailers – with unique product offerings in each channel.  We’ve also identified retail partners that allow us to have solid margins and that work on reasonable payment terms. While I don’t anticipate that we’ll be in anywhere near the 10,000 + stores the company was in several years ago (at least not any time soon), I am confident this will prove a major growth channel in the months and years ahead.

We’re also underway with the development of a series of new products that will be ready for this upcoming Christmas selling season.  Look for a new LED-driven AeroGarden, an all-new AeroGarden EXTRA and terrific new accessories such as side lighting systems (for even bigger harvests) and an automated auxiliary watering reservoir to help ensure that AeroGardens keep growing.    All in all, I think you’re truly going to see a “new AeroGrow” starting this fall – one that has a broad array of highly appealing indoor gardening products all bearing the highly recognized “Miracle-Gro” brand.

I also want to point out that beginning this spring we reduced our inventory levels in anticipation of this deal being completed.  We simply didn’t want to be stuck with an overhang of older products that weren’t appropriately branded when we began marketing under this new partnership, which will be this fall.  As a result, we’ve dialed back our marketing efforts during the late spring and summer months due to limited inventories.  The summer months are typically our weakest selling season, so I think this will only serve to create additional demand when the excitement of the new branded products are introduced in the fall.

In closing, I want to reiterate that the signing of this deal with The Scotts Miracle-Gro Company marks an exciting new era for AeroGrow, one that I believe will lead to the AeroGarden becoming a highly visible and highly accepted consumer product.   I often tell people that “we are on the right side of a lot of powerful trends” in that our product represents a growing, healthy, safe and green lifestyle.  And now with this strategic alliance with The Scotts Miracle-Gro Company in place, I believe that we are in a position to truly take advantage of these emerging trends.  I look forward to reporting on our progress in the quarters ahead.

Thank you for your interest in and support of AeroGrow International.

EBITDA CALCULATION

	Fiscal Years Ended March 31,
	2013	2012
Operating Loss	$(1,109,169)	$(292,455)
Add Back Non-Cash Items:
Depreciation	160,613	235,972
Amortization	13,915	96,089
Stock based compensation	176,850	258,892
Total Non-Cash Items	351,378	590,953

EBITDA	$(757,791)	$298,498

EBITDA is a non-GAAP measure.  The GAAP measure most directly comparable to EBITDA is net earnings. The non-GAAP financial measure of EBITDA should not be considered as an alternative to net earnings. EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of EBITDA may not be comparable to similarly titled measures of other companies.

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of soil, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogarden.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.